EXHIBIT 10.1

EXECUTION VERSION

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293
Attn: Joshua Birbach
Telephone: 212-761-1719
Facsimile:  212-507-8717

April 29, 2015

Capped Accelerated Share Repurchase Transaction
Express Scripts Holding Company
One Express Way
St. Louis, MO 63121
Attention:	Timothy Smith
Telephone:	314-684-5759

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“Dealer”) and Express Scripts Holding Company (“Issuer”) on the Trade Date specified below (the “Transaction”).  This confirmation, together with any Trade Notification substantially in the form of Exhibit I hereto which references this Confirmation and which shall supplement, form a part of, and be subject to this Confirmation, constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions, this Confirmation and any Trade Notification, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) the Trade Notification, (ii) this Confirmation and (iii) the Equity Definitions.

1.         This Confirmation and any related Trade Notification evidence a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation and such Trade Notification relates.  This Confirmation and such Trade Notification shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Issuer had executed an agreement in such form without any Schedule but with (i) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer as if (x) the “Threshold Amount” with respect to Dealer were equal to 3% of Dealer’s shareholders’ equity as of the Trade Date and (y) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, and (ii) the other elections set forth in this Confirmation.  For the avoidance of doubt, the Transaction shall be the only Transaction under the Agreement.

2.         The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	Dealer

Shares:	Common Stock of Issuer (Ticker: ESRX)

Number of Shares:	The number of Shares delivered in accordance with Physical Settlement below.

Forward Price:	As specified in Schedule I

Discount:	As specified in Schedule I

10b-18 VWAP:
For each Trading Day during the Hedge Period or the Calculation Period, a price per share (as determined by the Calculation Agent) equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by reference to the screen entitled “ESRX <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. (without regard to pre-open or after-hours trading outside of any regular trading session for such Trading Day or block trades (as defined in Rule 10b-18(b)(5) under the Securities Exchange Act of 1934 as amended (the “Exchange Act”) and such Rule 10b-18, “Rule 10b-18”) on such Trading Day) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method.

Calculation Period:	The period from, and including, the Calculation Period Start Date to, and including, the Valuation Date.

Calculation Period Start Date:	As specified in Schedule I

Trading Day:	Any Exchange Business Day that is not a Disrupted Day or an Excluded Day

Excluded Days:	November 27, 2015 and December 24, 2015

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:	The Trade Date.

On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Prepayment Date:	The Trade Date.

On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount.

Exchange:	NASDAQ Global Select Market

Related Exchange:	The primary exchange on which options or futures on the Shares are traded.

Market Disruption Event:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Time, Valuation Time or Knock-out Valuation Time, as the case may be” with the words “at any time on any Exchange Business Day during the Hedge Period or the Calculation Period” after the word “material”.

Notwithstanding anything to the contrary in the Equity Definitions, if any Exchange Business Day in the Hedge Period or the Calculation Period is a Disrupted Day, other than a Disrupted Day that is deemed not to be a Disrupted Day pursuant to the immediately following paragraph, the Calculation Agent shall (i) determine the 10b-18 VWAP for such day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and determine the weighting of the 10b-18 VWAP for such Disrupted Day using its commercially reasonable judgment for purposes of calculating the Hedge Period Reference Price or the Forward Price, or (ii) extend the Hedge Period End Date or the Scheduled Valuation Date by a number of Exchange Business Days equal to the number of Disrupted Days during the Hedge Period or the Calculation Period.  In each such case, the Calculation Agent shall promptly notify Issuer in writing of (A) circumstances giving rise to such Disrupted Day, and (B) any such weighting, extension or suspension as soon as reasonably practicable after the occurrence of such Disrupted Day.  For the avoidance of doubt, if the Calculation Agent elects the option described in clause (i) above, then such Disrupted Day shall be deemed to be a Trading Day for purposes of calculating the Hedge Period Reference Price or the Forward Price.

If a Disrupted Day occurs during the Hedge Period or the Calculation Period and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent shall, in its good faith and commercially reasonable discretion, deem such ninth Scheduled Trading Day to be a Trading Day and determine the 10b-18 VWAP for such ninth Scheduled Trading Day using its good faith and commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

VALUATION:
Valuation Time:	The Scheduled Closing Time on the relevant Exchange

Valuation Date:
The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of Dealer’s election in accordance with the immediately succeeding paragraph, in either case, subject to extension in accordance with “Market Disruption Event” above or Section 9 or Section 10 below.

Dealer shall have the right, in its absolute discretion but subject to the limitations set forth in the immediately succeeding paragraph, to accelerate the Valuation Date, in whole or in part, to any Exchange Business Day that is after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 9:00 p.m., New York City time, on the accelerated Valuation Date.

Dealer shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount, but only so long as such portion is not less than 35% of the Prepayment Amount (or, if less, the remainder of the Prepayment Amount for which an Acceleration Notice has yet to be delivered)), and the Calculation Agent shall adjust all terms of the Transaction as it deems appropriate in order to take into account the occurrence of such accelerated Valuation Date (including cumulative adjustments to take into account all prior accelerated Valuation Dates).

On each Valuation Date, Calculation Agent shall calculate the Settlement Amount.

Scheduled Valuation Date:	As specified in Schedule I

Lock-Out Date:	As specified in Schedule I

Hedge Period:	The period from, and including, the Hedge Period Start Date to, and including, the Hedge Completion Date.

Hedge Period Start Date:	As specified in Schedule I

Hedge Completion Date:	As determined by Seller in its sole discretion, but in no event later than the Hedge Period End Date.

Hedge Period End Date:	As specified in Schedule I

Hedge Period Reference Price:	The arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Trading Day during the Hedge Period.

Trade Notification:	Seller shall deliver to Buyer, no later than 5:00 p.m. (New York City time) on the Exchange

Business Day immediately following the Hedge Completion Date, a notice substantially in the form of Exhibit I hereto setting forth the Hedge Completion Date, the Calculation Period Start Date, the Hedge Period Reference Price, the Forward Cap Price and the Minimum Shares.

SETTLEMENT TERMS:

Physical Settlement:	Applicable.

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price as determined on the relevant Valuation Date, minus (b) the sum of the Initial Shares and the number of Shares delivered, if any, pursuant to the provision opposite the caption “Minimum Share Delivery” below (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided, however, that if the Settlement Amount is less than zero, then Buyer shall deliver to Seller a number of Shares equal to 101% of the absolute value of the Settlement Amount (such number of Shares, the “Payment Shares”).

Notwithstanding the proviso in the immediately preceding paragraph, if the Settlement Amount is less than zero, Buyer may cash settle its obligation to deliver the Payment Shares by delivering to Seller by no later than the relevant Valuation Date (i) a notice electing to cash settle its obligation to deliver the Payment Shares and (ii) a written representation that, at the time of such notice, Buyer is not in possession of any material non-public information with respect to Buyer or any of its securities.  Any such cash settlement shall be effected in accordance with “Cash Settlement of Payment Shares” below.

For the avoidance of doubt, upon the date that (i) Buyer satisfies its obligation to deliver the Payment Shares to Seller in accordance with the terms of this paragraph or (ii) the Settlement Balance (as defined below) is reduced to zero in connection with cash settlement of Buyer’s obligation to deliver Payment Shares (as described under “Cash Settlement of Payment Shares” below), Buyer shall have no further delivery or payment obligations under the terms of the Transaction and the Transaction shall be deemed to have been settled as of such date.

Settlement Currency:	USD

Settlement Date:
Three Exchange Business Days after the Valuation Date, or if such date is not a Clearance System Business Day or if there is a Settlement Disruption Event on such day, the immediately succeeding Clearance System Business Day on which there is no Settlement Disruption Event.

Minimum Share Delivery:
Seller shall deliver a number of Shares equal to the excess, if any, of the Minimum Shares over the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with such Minimum Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Minimum Share Delivery Date:
Three Exchange Business Days after the Hedge Completion Date, or if such date is not a Clearance System Business Day or if there is a Settlement Disruption Event on such day, the immediately succeeding Clearance System Business Day on which there is no Settlement Disruption Event.

Minimum Shares:	The number of Shares (rounded down to the nearest whole number) equal to (a) the Prepayment Amount, divided by (b) the Forward Cap Price.

Forward Cap Price:	As specified in Schedule I

Other Applicable Provisions:
To the extent that either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Cash Settlement of Payment Shares:
If Buyer elects to cash settle its obligation to deliver Payment Shares, then on the Valuation Date a balance (the “Settlement Balance”) shall be created with an initial balance equal to the absolute value of the Settlement Amount.  On the Settlement Date, Buyer shall deliver to Seller a U.S. dollar amount equal to the absolute value of the Settlement Amount multiplied by a price per Share as reasonably determined by the Calculation Agent (such cash amount, the “Initial Cash Settlement Amount”).  On the Exchange Business Day immediately following the delivery of the Initial Cash Settlement Amount, Seller shall begin purchasing Shares in a commercially reasonable manner (all such Shares purchased, “Cash Settlement Shares”).  At the end of each Exchange Business Day on which Seller purchases Cash Settlement Shares, Seller shall reduce (i) the Settlement Balance by the number of Cash Settlement Shares purchased on such Exchange Business Day and (ii) the Initial Cash Settlement Amount by an amount equal to the product of (x) the number of Cash Settlement Shares purchased on such Exchange Business Day and (y) the 10b-18 VWAP on such Exchange Business Day. If, on any Exchange Business Day, the Initial Cash Settlement Amount is reduced to or below zero but the Settlement Balance is above zero, the Buyer shall deliver to Seller or as directed by Seller on the next Exchange Business Day after such Exchange Business Day an additional U.S. dollar amount (an “Additional Cash Settlement Amount”) equal to the Settlement Balance as of such Exchange Business Day multiplied by a price per Share as reasonably determined by the Calculation Agent.  This provision shall be applied successively until the Settlement Balance is reduced to zero.  On the Exchange Business Day that the Settlement Balance is reduced to zero, Seller shall return to Buyer any unused portion of the Initial Cash Settlement Amount or any Additional Cash Settlement Amount, as the case may be.  In making any purchases of Cash Settlement Shares contemplated by this paragraph

Seller shall use commercially reasonable efforts to purchase such shares in a manner that would comply with Rule 10b-18 under the Exchange Act (“Rule 10b-18”) if such purchases were subject to Rule 10b-18.

SHARE ADJUSTMENTS:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:
Any dividend or distribution on the Shares with an ex-dividend date occurring during the term of the Transaction (other than any dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions).

Method of Adjustment:	Calculation Agent Adjustment

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Consequences of Tender Offers:

Tender Offer:	Applicable; provided that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions will be amended by replacing “10%” with “15%” in the third and fourth line thereof.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:
For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by (i) adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the first Exchange Business Day immediately following the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).”

Composition of Combined Consideration:	Not Applicable

Announcement Event:
If, during the term of the Transaction, an Announcement Date occurs in respect of a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer (such occurrence, an “Announcement Event”), then on the earliest of the Valuation Date, any Early Termination Date or other date of cancellation (the “Announcement Event Adjustment Date”), the Calculation Agent will determine the economic effect on the Transaction of the Announcement Event and any related, prior announcements by any entity (regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date).  If the Calculation Agent determines that such economic effect on the Transaction is material, then on the Announcement Event Adjustment Date, the Calculation Agent shall make such adjustment to one or more terms of the Transaction, including, without limitation, adjustments to the Settlement Amount, Forward Cap Price and/or Forward Price, as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the valuation, termination or cancellation of the Transaction, as the case may be.

Announcement Date:
The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) inserting the following words at the end of each of clauses (i) and (ii) therein: “and that the Calculation Agent determines is reasonably likely to be completed (which determination may, for the avoidance of doubt, take into account the effect of such announcement on the market price of the Shares or options relating thereto)”, (iv) replacing the words “voting shares” with the words “Shares” in the fifth line thereof and (v) inserting the words “by any party thereto or the Issuer or any affiliate or representative of the foregoing” after the word “announcement” in the second and the fourth lines thereof.

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Cancellation Amount:
Section 12.8(d) of the Equity Definitions shall be amended by deleting the second sentence thereof and Section 12.8(e) of the Equity Definitions shall be amended by replacing the words “(or any gain resulting from any of them)” at the end thereof with the words “and shall, in calculating any Cancellation Amount, consider any gain resulting from its terminating, liquidating or re-establishing any hedge related to such Transaction”.

Additional Disruption Events:

Change in Law:
Applicable; provided Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:
Applicable; provided that, notwithstanding Section 12.9(b)(ii)(B) of the Equity Definitions, Dealer will use commercially reasonable efforts to deliver any Shares not initially delivered on the Initial Share Delivery Date or the Settlement Date as soon as commercially practicable following the Initial Share Delivery Date or the Settlement Date, as applicable.

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	500 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	35 basis points

Determining Party:	For all Extraordinary Events, Dealer

Hedging Party:	For all Additional Disruption Events, Dealer

Non-Reliance:	Applicable

AGREEMENTS AND ACKNOWLEDGMENTS:

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.         Calculation Agent:  Dealer, provided that, notwithstanding anything to the contrary, all determinations, adjustments and calculations performed by Dealer in its capacity as Calculation Agent, as well as any determinations, adjustments or calculations by Dealer in any other capacity, pursuant to this Confirmation, the Agreement and the Equity Definitions shall be made in good faith and in a commercially reasonable manner, including, without limitation, with respect to calculations, adjustments and determinations that are made in its sole discretion or otherwise. In the event the Calculation Agent or Dealer makes any calculation, adjustment or determination pursuant to this Confirmation, the Agreement or the Equity Definitions, the Calculation Agent or Dealer shall promptly provide an explanation in reasonable detail of the basis for any such determination, adjustment or calculation if requested by Issuer (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s or Dealer’s proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information); provided that following the occurrence of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Issuer shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination date with respect to such Event of Default, as the Calculation Agent.

4.         Account Details:  To be provided.

5.         Miscellaneous.

(a)         Additional Termination Event.  The declaration of an Extraordinary Dividend by Issuer during the term of the Transaction shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction, Issuer is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(b)        Share Forward Transaction.  For the avoidance of doubt, the Transaction shall be deemed to be a “Share Forward Transaction” for purposes of the Equity Definitions; provided, however, that in Section 9.2(a)(iii) of the Equity Definitions the words “the Excess Dividend Amount, if any, and” shall be deleted.

(c)        The words “that diluting or concentrative effect” in the fifth and sixth rows from the end of Section 11.2(c) of the Equity Definitions shall be replaced with the words “the economic effect on the Transaction”.

(d)        The proviso appearing in parentheses beginning on the fifth row from the end of Section 11.2(c) of the Equity Definitions shall be replaced with the following: “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

6.         Certain Payments and Deliveries by Dealer.

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Dealer would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Dealer would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Dealer would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, (iv) an Additional Disruption Event occurs and Dealer would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and Dealer would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions (any such payment described in Sections 6(i), (ii), (iii), (iv) or (v) above, a “Dealer Payment Amount”), then, in lieu of any payment of such Dealer Payment Amount in cash, unless Issuer makes an election to the contrary no later than 4 p.m., New York City time, on the Early Termination Date or the date on which the Transaction is terminated or cancelled, a balance (the “Settlement Balance”) shall be established equal to the Dealer Payment Amount on the date such Dealer Payment Amount is due.  On such date, Dealer shall commence purchasing Shares for delivery to Issuer.  At the end of each Trading Day on which Dealer purchases Shares pursuant to this Section 6, Dealer shall reduce the Settlement Balance by the amount paid by Dealer to purchase the Shares purchased on such Trading Day.  Dealer shall deliver any Shares purchased on a Trading Day to Issuer on the third Exchange Business Day following the relevant Trading Day.  Dealer shall continue purchasing Shares until the Settlement Balance has been reduced to zero.

7.         Certain Payments and Deliveries by Issuer.

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Issuer would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Issuer would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, (iv) an Additional Disruption Event occurs and Issuer would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and Issuer would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions (any such payment described in Sections 7(i), (ii), (iii), (iv) or (v) above, an “Early Settlement Payment”), then, in lieu of any payment of such Early Settlement Payment in cash, unless Issuer makes an election to the contrary no later than 4 p.m., New York City time, on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due, Issuer shall settle its payment obligations under Sections 7(i), (ii), (iii), (iv) or (v) above in Shares (such Shares, the “Early Settlement Shares”); provided that if (i) Issuer does not specify whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement or (ii) the conditions described in Section 8 below are not satisfied on each day Early Settlement Shares are to be sold by Seller in connection with Buyer’s election to deliver Early Settlement Shares in connection with the settlement of an Early Settlement Payment, then Issuer shall make the Early Settlement Payment in cash.

8.         Conditions to Delivery of Early Settlement Shares.

Issuer may only deliver Early Settlement Shares and Make-Whole Shares (as defined below) by means of a registered offering pursuant to clause (a) below or by means of a private placement pursuant to clause (b) below:

(a)        If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a registered offering, the following provisions shall apply:

(i)         On the later of (A) the Trading Day following Issuer’s election to deliver Early Settlement Shares and any Make-Whole Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement is declared effective by the SEC or becomes effective (the “Registered Share Delivery Date”), Issuer shall deliver to Dealer a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a price per Share as reasonably determined by the Calculation Agent.

(ii)        Promptly following the Registration Notice Date, Issuer shall file with the SEC a registration statement (“Registration Statement”) covering the public sale by Dealer of the Early Settlement Shares and any Make-Whole Shares (collectively, the “Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act of 1933, as amended (the “Securities Act”); provided that no such filing shall be required pursuant to this paragraph (ii) if Issuer shall have filed a similar registration statement with unused capacity at least equal to the relevant Early Settlement Payment and such registration statement has become effective or been declared effective by the SEC on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date, in which case such registration statement shall be the Registration Statement.  Issuer shall use its commercially reasonable efforts to file the Registration Statement as an automatic shelf registration statement or have the Registration Statement declared effective by the SEC as promptly as possible.

(iii)       Promptly following the Registration Notice Date, Issuer shall afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for underwritten offerings of equity securities of similar size by similar issuers (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of Issuer and the right to have made available to Dealer for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by Dealer), and Dealer shall be satisfied in all material respects with the results of such due diligence investigation of Issuer.  For the avoidance of doubt, Issuer shall not have the right to deliver Shares pursuant to this Section 8(a) (and the conditions to delivery of Early Settlement Shares specified in this Section 8(a) shall not be satisfied) until Dealer is satisfied in all material respects with the results of such due diligence investigation of Issuer.

(iv)       From the effectiveness of the Registration Statement until all Registered Securities have been sold by Dealer, Issuer shall, at the request of Dealer, make available to Dealer a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) reasonably satisfactory to Dealer (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as Dealer shall reasonably request.

(v)        Issuer shall use its commercially reasonable efforts to avoid or prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is possible.  If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, Issuer shall as promptly as practicable file any required document and prepare and furnish to Dealer a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(vi)       On or prior to the Registered Share Delivery Date, Issuer shall enter into an agreement (a “Transfer Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the public sale of the Registered Securities, substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size by similar issuers, in form and substance satisfactory to Dealer (or such affiliate), which Transfer Agreement shall (without limiting of the foregoing) contain provisions substantially similar to those contained in such underwriting agreements relating to:

(A)        the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates;

(B)        delivery to Dealer (or such affiliate) of customary letters and opinions (including, without limitation, accountants’ comfort letters, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and the lack of material misstatements and omissions in the Registration Statement, the Prospectus and Issuer’s filings under the Exchange Act); and

(C)        the payment by Issuer of all reasonable and documented fees and expenses in connection with such resale, including all registration costs and all reasonable and documented fees and expenses of counsel for Dealer (or such affiliate), but such Transfer Agreement shall not provide for any underwriter discount, commission or fee or any selling concessions.

(vii)      On the Registered Share Delivery Date, a notional balance (the “Early Settlement Balance”) shall be established with an initial balance equal to the applicable amount of the relevant Early Settlement Payment.  Following the delivery of Early Settlement Shares or any Make-Whole Shares, Dealer shall sell all such Registered Securities in a commercially reasonable manner.

(viii)      At the end of each day on which sales have been made pursuant to paragraph 8(a)(vii) above, the Early Settlement Balance shall be (A) reduced by an amount equal to the aggregate proceeds received by Dealer upon settlement of the sale of such Share, and (B) increased by an amount (as reasonably determined by the Calculation

Agent) equal to Dealer’s funding cost with respect to the then-current Early Settlement Balance as of the close of business on such day.

(ix)       If, on any date, the Early Settlement Balance has been reduced to zero but not all of the Early Settlement Shares have been sold, no additional Early Settlement Shares shall be sold and Dealer shall promptly deliver to Issuer (A) any remaining Early Settlement Shares and (B) if the Early Settlement Balance has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Early Settlement Balance.

(x)        If, on any date, all of the Early Settlement Shares have been sold and the Early Settlement Balance has not been reduced to zero, Issuer shall promptly deliver to Dealer an additional number of Shares (“Make-Whole Shares”) equal to (A) the Early Settlement Balance as of such date divided by (B) the price per Share on the date of such delivery as reasonably determined by the Calculation Agent.  This clause (x) shall be applied successively until the Early Settlement Balance is reduced to zero.

(xi)       If at any time the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this Section 8(a), Issuer shall, at the request of Dealer, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to Dealer.

(xii)      Issuer shall cooperate with Dealer and use its reasonable best efforts to take any other action necessary to effect the intent of the provisions set forth in this Section 8(a).

(b)        If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a private placement, the following provisions shall apply:

(i)         All Early Settlement Shares and Make-Whole Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

(ii)        Issuer shall afford Dealer and any potential purchaser of any such Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities of similar size by similar issuers (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and Issuer shall not disclose material non-public information in connection with such due diligence investigation.

(iii)       Issuer shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such Shares by Issuer to Dealer (or any such affiliate) and the private resale of such Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by similar issuers, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for Dealer but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and Dealer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(iv)       If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, neither Issuer nor Dealer shall take or cause to be taken any action that would make unavailable either (A) the exemption set forth in Section 4(a)(2) of the Securities Act for the sale of any Early Settlement Shares or Make-Whole Shares by Issuer to Dealer or (B) an exemption from the registration requirements of the Securities Act reasonably acceptable to Dealer for resales of Early Settlement Shares and Make-Whole Shares by Dealer.

(v)        On the date requested by Dealer, (A) Issuer shall deliver a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a per Share value, determined by Dealer in a commercially reasonable manner and which may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act) and (B) the provisions of Section 8(a)(vii) through (x) shall apply to the Early Settlement Shares delivered pursuant to this Section 8(b)(v).  For purposes of applying the foregoing, the Registered Share Delivery Date referred to in Section 8(a)(vii) shall be the date on which Issuer delivers the Early Settlement Shares.

(c)        The provisions of Section 8(b) shall apply to any then-current Early Settlement Balance if (i) on any given day, Issuer cannot satisfy any of the conditions of Section 8(a) or (ii) for a period of at least ten (10) consecutive Exchange Business Days, Dealer has determined that it is inadvisable to effect sales of Registered Securities.

(d)        If Issuer elects to deliver Early Settlement Shares to settle its delivery obligation of an Early Settlement Payment, then, if necessary, Issuer shall use its commercially reasonable efforts to cause the number of authorized but unissued Shares to be increased to an amount sufficient to permit Issuer to fulfill its obligations under Sections 8(a) and/or 8(b) above.

9.           Special Provisions for Merger Events.

(a)        Issuer agrees that it:

(i)         will not during the period commencing on the Trade Date through the end of the Calculation Period for the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the

Securities Act) of any Merger Transaction or proposed Merger Transaction that, in the reasonable judgment of Dealer, causes Rule 10b-18 Purchases by or for Issuer or any affiliated purchaser (as defined in Rule 10b-18) to be limited to purchases described in Rule 10b-18(a)(13)(iv)(B) (a “Public Announcement”) unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)        shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Public Announcement that such Public Announcement has been made; and

(b)        Promptly after request from Dealer, Issuer shall provide Dealer with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of such Public Announcement that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement.  Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct.  Issuer understands that Dealer will use this information in calculating the trading volume for purposes of Rule 10b-18.

(c)        Issuer acknowledges that a Public Announcement may cause the terms of the Transaction to be adjusted or the Transaction to be terminated; accordingly, Issuer acknowledges that in making any Public Announcement, it must comply with the standards set forth in Section 12(c) below.

(d)        Upon the occurrence of any Public Announcement (whether made by Issuer or a third party), Dealer shall (i) make adjustments in good faith and in a commercially reasonable manner to the terms of the Transaction as appropriate to account for the economic effect on the Transaction of such Public Announcement, including, without limitation, the Scheduled Valuation Date and/or suspend the Hedge Period and/or the Calculation Period and, in each case, determine the effective date of that adjustment, or (ii) if it determines that no such adjustment would produce a commercially reasonable result (and, in any event, if the Scheduled Valuation Date is postponed more than 9 Scheduled Trading Days), and upon consultation with Issuer, treat the occurrence of such Public Announcement as an Additional Termination Event with Issuer as the sole Affected Party and the Transaction hereunder as the Affected Transaction and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than any such transaction in which the consideration consists solely of cash and there is no valuation period.

10.        Seller Adjustments.

In the event that Seller determines in good faith and commercially reasonable discretion, based on advice of outside counsel, that it is advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures similarly applicable to transactions of the type of the Transaction contemplated hereby and consistently applied (whether or not such policies or procedures are imposed by law or have been voluntarily adopted by Seller, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E, “Requirements”), for Seller to refrain from purchasing Shares or to purchase fewer than the number of Shares Seller would otherwise purchase on any Trading Day during the duration of the Transaction, then Seller may, in its discretion, elect that a Market Disruption Event shall be deemed to have occurred on such Trading Day and, therefore, without limiting the generality of “Market Disruption Event” above, that the Hedge Period and/or the Calculation Period be suspended and, if appropriate, extended with regard to any Requirements; provided that only the consequences described in clause (ii) of the second paragraph under Market Disruption Event above shall apply.  Seller shall notify Issuer as soon as practicable upon the exercise of Seller’s rights pursuant to this Section 10, but in no event later than the second Business Day following such exercise, that a Market Disruption Event has occurred and the Scheduled Trading Days affected by it and shall subsequently notify Issuer on the day Seller believes that the circumstances giving rise to such exercise have changed.

11.        Covenants.

Buyer covenants and agrees that:

(a)        during the term of this Agreement, neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled derivative instrument) purchase Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Seller;

(b)        it is not relying, and has not relied, upon Seller or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that Seller and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Buyer and that Seller and its affiliates may continue to conduct such transactions during the term of this Agreement; and

(c)        that neither it nor any affiliates shall take any action that would cause the Shares to be subject to a “restricted period” (as defined in Regulation M under the Exchange Act (“Regulation M”)) during the Hedge Period or the Calculation Period, unless Buyer has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Buyer acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 10 above; accordingly, Buyer acknowledges that its delivery of such notice must comply with the standards set forth in Section 12(c) below.

12.        Representations, Warranties and Acknowledgments.

(a)        Buyer hereby represents and warrants to Seller that:

(i)         as of the date hereof, Buyer is not in possession of any material, non-public information with respect to Buyer or any of its securities;

(ii)        the transactions contemplated by this Confirmation and the performance of the obligations of Buyer hereunder have been authorized by all necessary corporate action of Buyer’s board of directors and/or an authorized committee of Buyer’s board or directors, and are authorized under the terms of Buyer’s publicly announced program to repurchase Shares;

(iii)       Buyer is not entering into this Agreement to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities (it being understood that Buyer may continue to issue Shares or options in the ordinary course under its employee compensation plans);

(iv)       Buyer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares);

(v)        Buyer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent; as used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Buyer is not less than the total amount required to pay the liabilities of Buyer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Buyer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, Buyer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Buyer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Buyer is engaged and (E) Buyer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Buyer is or would become unable to satisfy;

(vi)       on the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Minimum Share Delivery Date and the Settlement Date, Buyer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Buyer would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation; and

(vii)      Buyer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing and (C) has total assets of at least $50 million.

(b)        Each of Seller and Buyer hereby acknowledges that any transactions by Seller in the Shares will be undertaken by Seller as principal for its own account.  Except as expressly set forth herein, all of the actions to be taken by Seller in connection with this Agreement shall be taken by Seller independently and without any advance or subsequent consultation with Buyer.

(c)        It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation and any Trade Notification shall be interpreted to comply with the requirements of Rule 10b5-1(c).  Without limiting the generality of the preceding sentence, Buyer acknowledges and agrees that (A) Buyer does not have, and shall not attempt to exercise, any influence over how, when or whether Seller effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last Valuation Date, neither Buyer nor its officers or employees shall, directly or indirectly, communicate any information regarding Buyer or the Shares to any employee of Seller or its Affiliates (such employee identified in writing by Seller) who is responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Buyer is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Buyer will not alter or deviate from this Confirmation or any Trade Notification or enter into or alter a “corresponding or hedging transaction” (within the meaning of Rule 10b5-1 under the Exchange Act) with respect to the Shares.  Buyer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation or any Trade Notification must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Buyer or any officer or director of Buyer is aware of any material nonpublic information regarding Buyer or the Shares.

13.        Acknowledgements of Buyer Regarding Hedging and Market Activity.

Buyer agrees, understands and acknowledges that:

(a)        during the period from (and including) the Trade Date to (and including) the Settlement Date, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its Hedge Positions with respect to the Transaction;

(b)        Seller and its affiliates also may be active in the market for the Shares other than in connection with hedging activities in relation to the Transaction;

(c)        Seller shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to 10b-18 VWAP; and

(d)        any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the 10b-18 VWAP, each in a manner that may be adverse to Buyer.

14.        Other Provisions.

(a)        The parties hereto agree and acknowledge that Seller is a “financial participant” within the meaning of Section 101(22) of the Bankruptcy Code.  The parties hereto further agree and acknowledge that the Transaction is either (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “settlement payment”, as such term is defined in Section 741(8) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code, or (ii) a “swap agreement”, as such term is defined in Section 101(53B) of the Bankruptcy Code, in which case each party is a “swap participant”, as such term is defined in Section 101(53C) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(17), 546(g) and 560 of the Bankruptcy Code.

(b)        Seller and Buyer hereby agree and acknowledge that Seller has authorized Buyer to disclose the Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes Buyer to use any information that Buyer receives or has received with respect to the Transaction in any manner.

(c)        If Buyer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the Bankruptcy Code or any other applicable bankruptcy or insolvency statute from time to time in effect, any rights or claims of Seller hereunder in respect of this transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Seller hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against Buyer (other than common stockholders) to the extent necessary to assure such ranking.  Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Seller hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings.  Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Seller shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Seller expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.

(d)        Notwithstanding any provision of this Agreement or any other agreement between the parties to the contrary, neither the obligations of Buyer nor the obligations of Seller hereunder are secured by any collateral, security interest, pledge or lien.

(e)        Notwithstanding anything to the contrary herein, Seller may, by prior notice to Buyer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

15.        Share Caps.

Notwithstanding any other provision of this Confirmation, any Trade Notification or the Agreement to the contrary, in no event shall Buyer be required to deliver to Seller in the aggregate under the Transaction a number of Shares that exceeds the Share Cap (as specified in Schedule I), subject to reduction by the number of Shares delivered hereunder by the Buyer on any prior date.

16.        Additional Termination Event.

It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Buyer is the sole Affected Party and Seller shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, for five or more Trading Days in any period of 10 consecutive Trading Days during the Calculation Period, the closing price per Share on the Exchange, as determined by the Calculation Agent, was at or below the Threshold Price (as specified in Schedule I); provided that Seller may only designate an Early Termination Date pursuant to Section 6(b) of the Agreement in respect of such Additional Termination Event if Seller gives notice of such designation during such a period of 10 consecutive Trading Days.

17.        Governing Law; Jurisdiction; Waiver

THIS CONFIRMATION AND EACH TRADE NOTIFICATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION AND EACH TRADE NOTIFICATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONFIRMATION, EACH TRADE NOTIFICATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

18.        Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation, any Trade Notification or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, any Trade Notification, the Equity Definitions incorporated herein, or the Agreement (including, without limitation, rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow, or Illegality).

19.        Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, Dealer shall not be entitled to take delivery of any Shares deliverable hereunder to the extent (but only to the extent) that, after such receipt of any Shares hereunder (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit.  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Issuer that, after such delivery, (i) the Section 16 Percentage would not exceed 8.0%, and (ii) the Share Amount would not exceed the Applicable Share Limit.  The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.  The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding.

20.        Designation by Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any.  Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Issuer to the extent of such performance.

21.        Agreements regarding the Trade Notification.

(a)        Issuer accepts and agrees to be bound by the contractual terms and conditions as set forth in the Trade Notification for the Transaction, absent manifest error.  Upon receipt of the Trade Notification for the Transaction, Issuer shall promptly execute and return the Trade Notification to Dealer; provided that Issuer’s failure to so execute and return the Trade Notification shall not affect the binding nature of the Trade Notification, and the terms set forth therein shall be binding on Issuer to the same extent, and with the same force and effect, as if Issuer had executed a written version of the Trade Notification.

(b)        Issuer and Dealer agree and acknowledge that (A) the Transaction will be entered into in reliance on the fact that this Confirmation and the Trade Notification form a single agreement between Issuer and Dealer, and Dealer would not otherwise enter into the Transaction, (B) this Confirmation is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (C) the Trade Notification, regardless of whether the Trade Notification is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Confirmation constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation.

(c)        Issuer and Dealer further agree and acknowledge that this Confirmation constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

[Remainder of Page Intentionally Blank]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.

Confirmed as of the date first written above:

EXPRESS SCRIPTS HOLDING COMPANY			MORGAN STANLEY & CO. LLC

By:	/s/ Tim Smith		By:	/s/ Scott McDavid
	Name:	Tim Smith		Name:	Scott McDavid
	Title:	VP/Treasurer		Title:	Managing Director

[Signature Page to Confirmation]

SCHEDULE I

This Schedule I, dated April 29, 2015 may be amended and/or superseded from time to time by mutual agreement of both parties.  For the purposes of the Transaction, the following terms shall have the following values/meanings:

1.	Trade Date:	April 30, 2015

2.	Forward Price:
A price per Share (as determined by the Calculation Agent) equal to (i) the arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Trading Day during the Calculation Period minus (ii) the Discount; provided, however, that if the Forward Price would otherwise be greater than the Forward Cap Price, the Forward Price shall equal the Forward Cap Price.

3.	Discount:	[*]

4.	Calculation Period Start Date:	As set forth in the Trade Notification for the Transaction, to be the Scheduled Trading Day immediately following the Hedge Completion Date.

5.	Initial Shares:	55,136,219

6.	Prepayment Amount:	USD 5,500,000,000

7.	Scheduled Valuation Date:	[*]

8.	Lock-Out Date:	[*]

9.	Threshold Price:	USD 21.20

10.	Share Cap:	On any date, in the aggregate for the Transaction, the lesser of (i) 129,732,280 Shares and (ii) 20% of the total number of Shares outstanding as of such date.

11.	Forward Cap Price:	[*]% of the Hedge Period Reference Price.

12.	Hedge Period Start Date:	April 30, 2015

13.	Hedge Period End Date:	April 30, 2015

* This information has been omitted based on a request for confidential treatment. The omitted portions have been separately filed with the Securities and Exchange Commission.

[Remainder of Page Intentionally Blank]

AGREED AND ACKNOWLEDGED (as of the date listed above)

EXPRESS SCRIPTS HOLDING COMPANY

By:	/s/ Tim Smith

	Name:	Tim Smith
	Title:	VP/Treasurer

MORGAN STANLEY & CO. LLC

By:	/s/ Scott McDavid
	Name:	Scott McDavid
	Title:	Managing Director

[Signature Page to Schedule I]

EXHIBIT I

FORM OF TRADE NOTIFICATION

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293
Attn: Joshua Birbach
Telephone: 212-761-1719
Facsimile:  212-507-8717

 [            ], 2015

To:	Express Scripts Holding Company One Express Way St. Louis, MO 63121
	Attention:	Timothy Smith
	Telephone:	314-684-5759

Re:	Trade Notification—Capped Accelerated Share Repurchase Transaction

The purpose of this Trade Notification is to notify you of certain terms of the Transaction entered into between Morgan Stanley & Co. LLC (“Seller”) and Express Scripts Holding Company (“Buyer”) under the confirmation specified below.

This Trade Notification supplements, forms part of, and is subject to the Confirmation, dated April 29, 2015, between Seller and Buyer, as amended and supplemented from time to time.

Hedge Completion Date:	[ ], 2015
Calculation Period Start Date:	[ ], 2015
Hedge Period Reference Price:	USD [ ]
Forward Cap Price:	USD [ ]
Minimum Shares:	[ ] Shares

Very truly yours,

Morgan Stanley & Co. LLC

By:
Name:
Title:

AGREED AND ACKNOWLEDGED (as of the date listed above)
EXPRESS SCRIPTS HOLDING COMPANY

By:
Name:
Title:

[Signature Page to Trade Notification]